EXECUTION COPY

SECURITY AGREEMENT dated as of February 21, 2008 between PETERSEN ENERGÍA, S.A., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (the “Borrower”), and HSBC BANK PLC, as collateral agent for the Lenders as defined in the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower, certain lenders, Credit Suisse, London Branch, as Administrative Agent, and the Collateral Agent, are parties to a Credit Agreement dated as of February 21, 2008 (as from time to time amended, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for loans to be made to the Borrower in an aggregate principal amount not exceeding $1,026,000,000, which loans may be evidenced by promissory notes as provided therein (capitalized terms used but not otherwise defined herein to have the respective meanings given thereto in the Credit Agreement); and

WHEREAS, to induce the Lenders to enter into the Credit Agreement and to make loans thereunder, the Borrower has agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined), all as provided herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Accordingly, the parties hereto agree as follows:

Section 1.  Definitions, Etc.

1.01           Terms Generally.  Terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

1.02           Certain Uniform Commercial Code Terms.  As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds”, “Promissory Note” and “Supporting Obligation” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Financial Asset”, “Securities Account”, “Security” and “Security Entitlement” have the respective meanings set forth in Article 8 of the NYUCC.

1.03           Additional Definitions.  In addition, as used herein:

“Additional Shares and Rights” means, if any, (a) any shares, rights or securities that the Borrower is entitled to receive or that are payable to it under or in connection with the Collateral, as a result of (without limitation) any exchange or subscription of capital stock, stock-split, dividends payable in kind (either in shares or otherwise), reserves, revaluations or other distribution of dividends paid in shares (“acciones liberadas”), merger, consolidation, spin-off, liquidation, dissolution, and/or any other reason or circumstance, and any shares or securities subscribed under the preemptive or accretion rights attached to the Collateral; (b) any securities delivered as a result of any reimbursement, redemption, amortization and/or reduction of capital stock (either in whole or in part) of the Company to the extent related to the Collateral; (c) any non-cash dividends or other non-cash income received or receivable from time to time in respect of the Collateral; (d) any shares of, or rights on the shares of the Company hereinafter acquired by the Borrower; and (e) any irrevocable capital contributions hereinafter made by the Borrower to the Company.  For the avoidance of doubt, it is hereby agreed that for purpose of this definition any Additional Shares and Rights shall automatically be deemed a “Pledged Share.”

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“American Depositary Shares” means American Depositary Shares issued by the Depositary, representing Class D Shares issued by the Company.

“Borrower Pledge Agreement” means the Stock Pledge Agreement among the Borrower and the Collateral Agent, in the form of Exhibit A.

“Collateral” has the meaning assigned to such term in Section 3.

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by the Borrower.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Deposit Agreement” means the Deposit Agreement dated as of July 1, 1993 among the Company, the Depositary and the owners of American Depositary Receipts issued thereunder.

“Depositary” means The Bank of New York, as Depositary under the Deposit Agreement.

“Equity Interests” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person and any right to receive any of the foregoing.

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know how and trade secrets; (b) all licenses or user or other agreements granted to the Borrower with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Borrower; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by the Borrower in respect of any of the items listed above.

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“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by the Borrower, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Pledged Shares” means, collectively, the American Depositary Shares and all other Shares and Equity Interests of the Company now or hereafter owned by the Borrower, together in each case with all certificates representing the same, but excluding the Excluded Shares.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent and the Collateral Agent and, in each case, their respective successors and assigns.

“Secured Obligations” means, collectively, all obligations of the Borrower under the Loan Documents to pay the principal of and interest and Call Premium on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Loan Documents, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Borrower under any bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by the Borrower, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.  Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

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“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

Section 2.  Representations and Warranties.  The Borrower represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

2.01           Title.  The Borrower is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral, and (b) the Liens expressly permitted by Section 6.02 of the Credit Agreement.

2.02           Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Borrower as of the date hereof are correctly set forth in Annex 1.  Annex 1 correctly specifies (a) the place of business of the Borrower or, if the Borrower has more than one place of business, the location of the chief executive office of the Borrower, and (b) each location where any financing statement naming the Borrower as debtor is currently on file.

2.03           Changes in Circumstances.  The Borrower has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04           Pledged Shares.  Annex 2 correctly identifies, as at the date hereof, the American Depositary Shares owned by the Borrower and the Excluded Shares owned by the Borrower.  The Pledged Shares owned by the Borrower are, and all other Pledged Shares in which the Borrower shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Equity Interests issued by a corporation) and (ii) duly issued and outstanding (in the case of any Equity Interest in any other entity), and none of the Pledged Shares is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the Company, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Transaction Documents, or under such organizational instruments).

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2.05           Commercial Tort Claims.  Annex 3 sets forth a complete and correct list of all commercial tort claims of the Borrower in existence on the date hereof.

2.06           Fair Labor Standards Act.  Any Goods now or hereafter produced by the Borrower included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

Section 3.  Collateral.  As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Borrower hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties as hereinafter provided a security interest in all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

(a)           the Pledged Shares;

(b)           all securities, moneys or property representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares;

(c)           all cash dividends or cash distributions in respect of any of the Excluded Shares (other than (x) distributions resulting from a capital reduction or from a stock split, reclassification or stock dividend, (y) in-kind dividends or distributions and (z) the Assigned Dividend), provided that, without prejudice to the proviso to Section 5.1 of the Intercreditor Agreement and upon the execution of the Junior Pledge Agreement, as defined in (and in the form required on the date hereof by) the Subordinated Seller Loan Agreement, and the Borrower Pledge Agreement, the property described in this clause (c) shall, automatically and without any action on the part of any Person, cease to be covered by this Agreement;

(d)           all General Intangibles;

(e)           all Accounts; all As-Extracted Collateral; all Chattel Paper; all Deposit Accounts; all Documents; all Equipment; all Fixtures; all Goods not otherwise covered in this Section 3; all Instruments, including all Promissory Notes; all Intellectual Property; all Inventory; all Investment Property not otherwise covered in this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts; all Letter-of-Credit Rights; all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex 3;

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(f)           all other tangible and intangible personal property whatsoever of the Borrower, other than the Excluded Shares and the Assigned Dividend; and

(g)           all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Borrower or any computer bureau or service company from time to time acting for the Borrower).

Section 4.  Further Assurances; Remedies.  In furtherance of the grant of the security interest pursuant to Section 3, the Borrower agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

4.01           Delivery and Other Perfection.  The Borrower shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers and do such other acts and things as may be necessary or desirable in the reasonable judgment of the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto, to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest or to otherwise fully effect the purposes of this Agreement, and without limiting the foregoing, shall:

(a)           if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Borrower, forthwith deliver to the Collateral Agent any certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral;

(b)           promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Collateral Agent, as may be required to perfect the security interest created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights (other than any Supporting Obligation), and will promptly furnish to the Collateral Agent true copies thereof, provided that the Borrower shall not be required to enter into any such control agreements with respect to any Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights which, in the aggregate, do not exceed a total fair market value of $500,000;

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(c)           keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(d)           permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Borrower’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Borrower with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require; and

(e)           if the Deposit Agreement shall be terminated or any other event beyond the control of the Borrower shall occur as a result of which the American Depositary Shares shall be, or shall be required to be, exchanged for the Class D Shares of the Company represented thereby, the Collateral Agent shall promptly execute and deliver the Borrower Pledge Agreement and cause the Class D Shares to be registered in the name of the Borrower, subject to the lien created pursuant to the Borrower Pledge Agreement, provided that at the time of such registration the Borrower shall have executed and delivered to the Collateral Agent the Borrower Pledge Agreement. The Borrower shall use commercially reasonable efforts to cause the Company to (i) acknowledge the existence of a pledge of the Class D Shares of the Company under the Borrower Pledge Agreement, (ii) cause the Caja de Valores S.A. or any other entity that keeps the registry of the Shares issued by the Company to register such pledge and (iii) take any other action necessary to perfect such pledge under applicable law and to permit the Collateral Agent to exercise its rights and remedies thereunder.  Until such time as the Borrower shall have executed and delivered the Borrower Pledge Agreement, the Collateral Agent shall be entitled to hold the Class D Shares as Collateral pursuant to the terms of this Agreement.  The Borrower hereby acknowledges that the pledge of the Class D Shares of the Company under the Borrower Pledge Agreement shall for all purposes constitute a continuation of the security interest created hereunder in the American Depositary Shares.

4.02           Other Financing Statements or Control.  The Borrower shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

4.03           Preservation of Rights.  The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

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4.04           Pledged Shares.

(a)           Subject to clause (x) of the proviso to Section 5.10(a) and the last sentence of Section 6.03, in each case of the Credit Agreement, the Borrower will cause the Collateral to constitute at all times 100% of the total number of Equity Interests then outstanding owned by the Borrower, except for the Excluded Shares.

(b)           So long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein; and the Collateral Agent shall execute and deliver to the Borrower or cause to be executed and delivered to the Borrower all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(b).

(c)           The Borrower agrees to cause to be deposited directly into the Collateral Agent’s Account (i) all dividends or distributions of and all Proceeds on the Pledged Shares and (ii) all cash dividends or cash distributions on the Excluded Shares (other than (x) distributions resulting from a capital reduction or from a stock split, reclassification or stock dividend, (y) in-kind dividends or distributions and (z) the Assigned Dividend).

4.05           Remedies.

(a)           Rights and Remedies Generally upon Default.  Upon the acceleration of the Loans following the occurrence of an Event of Default, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i)           the Collateral Agent in its discretion may, in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)           the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

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(iii)           the Collateral Agent may require the Borrower to cause the Pledged Shares to be transferred of record into the name of the Collateral Agent or of the Lenders or their respective nominees;

(iv)           the Collateral Agent may require the Borrower to notify (and the Borrower hereby authorizes the Collateral Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Collateral Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Collateral Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by the Borrower they shall be held in trust by the Borrower for the benefit of the Collateral Agent and as promptly as possible remitted or delivered to the Collateral Agent for application as provided herein); and

(v)           the Collateral Agent may sell, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 4.05 shall be transferred to the Administrative Agent’s Account in accordance with Section 4.09.

(b)           Certain Securities Act Limitations.  The Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Borrower acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that effecting a private sale in lieu of such public sale (as a result of, and as compelled by, such securities law restrictions) will not imply that such private sale, even if resulting in such prices and terms less favorable than such public sale solely by reason of being a private sale, shall not have been made in a commercially reasonable manner and further agrees that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

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(c)           Notice.  The Borrower agrees that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

4.06           Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Borrower shall remain liable for any deficiency.

4.07           Locations; Names, Etc.  Without at least 30 days’ prior written notice to the Collateral Agent, the Borrower shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

4.08           Private Sale.  The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner.  The Borrower hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

4.09           Application of Proceeds.  The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Section 4, shall be transferred, by wire transfer of immediately available funds, by the Collateral Agent to the Collateral Agent’s Account for application thereof as provided in the Credit Agreement.

4.10           Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, and upon the occurrence of any event contemplated in Section 4.01(e), the Collateral Agent is hereby appointed the attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, (a) the Collateral Agent shall have the power to appoint any attorney-in-fact for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, (b) so long as the Collateral Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Borrower representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same and (c) the Collateral Agent shall have the power to execute and deliver the Borrower Pledge Agreement on behalf of the Borrower and carry out any action required to perfect the security interest created thereby, and to translate the power of attorney granted by this Section 4.10 and to incorporate it in a public deed by a notary public in Argentina.

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4.11           Perfection and Recordation.  The Borrower authorizes the Collateral Agent to file Uniform Commercial Code financing statements describing the Collateral as “all assets” of the Borrower (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

4.12           Termination.  When all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement shall have expired or been terminated, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower.  The Collateral Agent shall also, at the expense of the Borrower, execute and deliver to the Borrower upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Liens on the Collateral as required by this Section 4.12.

4.13           Releases.  The Collateral Agent shall be deemed to have automatically released (without the need for any further action by the Borrower or any other Person) any Lien covering any asset that has been disposed of pursuant to the last sentence of Section 6.03 of the Credit Agreement or that has been disposed of with the consent of the Majority Lenders under the Credit Agreement and any Lien covering Pledged Shares released from the Collateral pursuant to clause (x) of the proviso to Section 5.10(a) of the Credit Agreement.

Section 5.  Miscellaneous.

5.01           Notices.  All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its address specified pursuant to Section 9.01 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 9.01.

5.02           No Waiver.  No failure or delay by any Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies that the Secured Parties would otherwise have.

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5.03           Amendments, Etc.  The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Borrower and the Collateral Agent (with the consent of the Lenders as specified in Section 9.02 of the Credit Agreement).  Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Borrower.

5.04           Expenses.  The Borrower agrees to reimburse each of the Secured Parties for all costs and expenses incurred by them (including the fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Borrower in respect of the Collateral that the Borrower has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 5.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

5.05           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Secured Parties and the respective successors and assigns thereof (provided that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

5.06           Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.07           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.08  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

5.09           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Security Agreement

5.10           Captions.  The captions and Section headings appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

5.11           Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

[SIGNATURE PAGES FOLLOW]

Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

PETERSEN ENERGÍA, S.A.

By_________________________________
Name:
Title:

HSBC BANK PLC,
as Collateral Agent

By_________________________________
Name:
Title:

By_________________________________
Name:
Title:

Security Agreement

ANNEX 1

FILING DETAILS

[See Sections 2.02 and 2.03 and 4.07]

Annex 1 to Security Agreement

ANNEX 2

PLEDGED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares	The Bank of New York	[__________]	Petersen Energía, S.A.	[__________]

EXCLUDED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares	The Bank of New York	[__________]	Petersen Energía, S.A.	[__________]

Annex 2 to Security Agreement

ANNEX 3

COMMERCIAL TORT CLAIMS

[See Section 2.05]

Annex 3 to Security Agreement

EXHIBIT A
to Security Agreement

[Form of Borrower Pledge Agreement]

[To be supplied]

Exhibit A to Security Agreement